Exhibit 10.1


                  MANAGEMENT AND CONSULTANCY SERVICE AGREEMENT

This Agreement is dated this _______ day of _________________, 1999


BETWEEN

         Sichuan Guo Xun Xin Xi Chan Ye You Xian Gong Si, a company incorporated under the laws of the People's Republic of China (the "PRC") ("Party A")

AND

         Sichuan  CathayOnline  Technologies Co. Ltd.,   a wholly  foreign-owned
         enterprise established under the laws of the PRC ("Party B")

WHEREAS:

A. Party A holds a PRC Computer Information Network International Networking Business Operating Licence No.9923 (the "Licence"), pursuant to which Party A is duly authorized by Sichuan Telecommunication
         Administration Bureau to engage in the operation of computer information network international networking business (the "Business") in certain cities specified in the Licence (the "Cities") from September 8, 1999 to March 23, 2003 (the "Term");

B. Party B is a wholly foreign-owned enterprise duly established and approved to engage in the business of providing value added services in relation to data processing and computer networking related business; and

C. Party A wishes to retain certain management, consultancy and technical assistance services of Party B in relation to the carrying out of the Business and Party B wishes to provide such services to Party A.

IN CONSIDERATION OF mutual promises and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                           ARTICLE I - INTERPRETATION

1.1      In this Agreement, the following definitions apply:

(1) "Assets" means assets such as computer hardware and software required for the Project and owned by Party B;

(2) "Asset Usage Fee" means the fees to be paid by Party A for the use of the Assets which are calculated as amounts equal to the Depreciation Charge for any given accounting period;

(3) "Depreciation Charge" for any given accounting period means the total depreciation charge for that accounting period based on the total capital expenditure of Party B in relation to the Project depreciated over a five year period on a straight-line basis or otherwise in accordance with generally accepted accounting principles in the PRC;

(4) "Net Profit" means the income deriving from the Project for a given accounting period less the Operating Expenses, the Asset Usage Fee, and the income tax and other applicable taxes (including business tax) payable to the PRC central and/or local governments in relation to the Project for such accounting period;

(5) "Operating Expenses" means the legitimate costs and expenses which are allowed by the PRC Law to be deducted for enterprise income tax purposes for any accounting period in relation to the Project and shall include salary and other expenses for employees of Party B seconded for the Project at the recommendation of the Committee;

(6) "PRC Law" means all written laws, regulations, ordinances, rules, measures, provisions and guidelines enacted by the PRC central and various local governments, including those that are temporarily in force or on trial implementation, but excluding all internal documents the disclosure of which is prohibited to foreign business;

(7)      "Project"   means  the  carrying  out  of  the  Business  to  customers
         ("Customers") in the Cities by Party A with the assistance of Party B during the Term;

(8) "Services" means the following management, consultancy and technical assistance services:

(a) value added services in relation to data processing and computer networking related planning, designing and implementation;

(b) services relating to computer and electronic communication related project development, consulting and management;

(c)      other   services   required   for  the   Project   (including   certain
         administrative services such as collecting accounts from the Customers) and agreed to by Party B.

(9) "Service Fees" means ninety (90) percent of the Net Profit for any given accounting period.

1.2 Headings used herein are for ease of reference only and shall not affect the interpretation of this Agreement.

              ARTICLE II - PROVISION OF SERVICES AND USE OF ASSETS

2.1 Subject to the terms and conditions of this Agreement, Party A hereby retains Party B for the provision of the Services and Party B agrees to provide such Services during the Term.

2.2 In addition to the provision of Services, Party B will during the Term provide the Assets for the use of the Project.

                   ARTICLE III - ACCOUNTING, FEES AND PAYMENT

3.1 A separate accounting system and records will be kept and maintained and separate accounting reports and statements prepared for the Project ("Accounting Records"). Such accounts for the Project shall be kept in accordance with relevant PRC Law and by using internationally recognized, generally accepted accounting principles.

3.2 The Accounting Records shall be available for the inspection of Party B any time reasonably requested by Party B.

3.3 For the provisions of the Services, Party B shall be paid the Service Fees and 10% of the Net Profit shall be paid to Party A.

3.4      For the use of the Assets, Party B shall be paid the Asset Usage Fee.

             ARTICLE IV - PARTY A'S OBLIGATIONS AND REPRESENTATIONS

4.1 In addition to its obligations set out in other provisions of this Agreement, Party A agrees that Party A will:

(1) Take all actions and steps required for the successful implementation of the Project;

(2) Use the Assets and operate and manage the Project in an efficient, prudent and lawful manner in order to maximise the Net Profit and in accordance with the recommendations of the Committee; and

(3) Make its best efforts, acting in good faith, to take all necessary actions and complete all necessary procedures to renew the Term of the Licence six (6) months prior to the expiry of the Term or at such other advance time allowed under the PRC Law.

4.2      Party A represents and warrants that:

(1) It is an independent legal person established under the PRC Law and is validly subsisting and has complied with all the reporting requirements under the PRC Law;

(2) It hold all licences, approvals, permissions and authorizations issued by competent PRC authorities required for the legally carrying out of the Business to customers in the Cities;

(3) It has legal capacity to enter into this Agreement and has taken all corporate actions and steps required for entering into this Agreement;

(4) It is not at present involved in any legal dispute or civil suit which may have any effect on the Project in a substantial manner; and

(5)      It is legally bound by this Agreement.

                        ARTICLE V - COOPERATION COMMITTEE

5.1 Upon the execution of this Agreement, the Parties shall establish a cooperation management committee ("Committee") for the Project. The Committee shall, at its discretion, decide upon matters of importance to the Project. Other matters concerning the Project shall be delegated to Party B.

5.2 The Committee shall consist of three (3) members, two (2) appointed by Party B and one (1) by Party A (hereinafter referred to individually as the "Member" and collectively as "Members"). One of the Members will be appointed by Party B as the Chairman of the Committee.

5.3 The decision of the Committee shall be made at meetings of the Committee by a simple majority vote of the Members present at such meetings.

5.4 Unless otherwise decided by the Committee, its meetings shall be held in Chengdu, the PRC and English language shall be the working language of such meetings. The meeting of the Committee may be held in person or by way of telephone conference call or other communication facilities which enable all the Members to communicate at ease with each other. A resolution in writing (including by fax transmission) signed by all the Members is as valid as if it had been passed at the meeting.

5.5 The Members may attend and vote at the meeting of the Committee in person or by appointing in writing proxies on their behalf or by telephone or other means of communication as referred to in Section 5.5 herein.

5.6 The quorum for meetings of the Committee shall be two-thirds (2/3) of the Members. Resolutions adopted at a meeting without a quorum shall have no legal force or effect.

                             ARTICLE VI - INDEMNITY

6.1 As a separate and distinct obligation, Party A undertakes to keep Party B harmless and to indemnify Party B from and against any and all loss, damage or liability suffered and legal fees and costs incurred by Party B resulting from the failure of the Project due to lack of appropriate government authorization and permission.

6.2 For greater certainty, the obligations under Article 6.1 shall not be affected by any invalidity or ineffectiveness of any provisions hereof or this Agreement.

                  ARTICLE VII - EXCLUSIVITY AND CONFIDENTIALITY

7.1 Each of the Parties agrees that during the Term (including the extended term) it or any of its affiliates or related agencies shall not discuss or sign with any other party, in the PRC or abroad, any memorandum of understanding, letter of intent, agreement or understanding in respect of carrying out business, whether by joint venture or otherwise, involving the Project.

7.2 The Parties recognize and affirm that any oral or written information exchanged between them is confidential proprietary information and undertake to keep such information in strict confidence and shall not disclose such information to any third party or use such information other than in connection with the Project without prior written consent of the other party which provided such information, except, where such information is available to the public (but not as a result of unauthorized disclosure into the public domain of such information by the Party receiving the information) or required to be disclosed by any applicable law or regulations.

7.3 Except as may be required by law or the rules of any stock exchange on which the shares of any Party or any of its affiliates are listed and/or traded, no Party shall make any public announcement or issue any press release concerning this Agreement and/or the Project without prior written consent of the other Party.

                       ARTICLE VIII - TERM AND TERMINATION

8.1 This Agreement is valid and legally binding on the Parties for the Term provided that this Agreement shall be automatically renewed for a period equal to the renewed term of the Licence should the Term of the Licence be renewed. In such case, the words "Term" shall be read to mean a period which will end at the expiry of the Licence as renewed.

8.2 One Party may serve a termination notice on the other party not less than seven (7) days prior to the intended date of termination to terminate this Agreement if the other Party is adjudicated to be bankrupt or file an application for its bankruptcy or liquidation, or an application is filed by any third party for its bankruptcy or liquidation.

                         ARTICLE IX - GENERAL PROVISIONS

9.1      This Agreement is governed by and construed in accordance  with the PRC
         Law.

9.2 The courts of the PRC shall have jurisdiction to adjudicate any disputes arising from and in relation to this Agreement unless the Parties agree to submit the disputes to an arbitration body in the PRC for arbitration.

9.3 Any provisions hereof held by a competent court or arbitration tribunal to be invalid or illegal shall not affect the validity of other provisions hereof which shall remain intact and legally binding. The Parties shall continue to implement such other provisions.

9.4 This Agreement shall be binding on and enure to the benefits of heirs, executors, administrators, successors and assigns of the Parties hereto provided that Party A shall not assign his rights and obligations hereunder unless with express prior written consent of Party B.

9.5 This Agreement is prepared in both English and Chinese with 5 original copies in each language version. Should the two versions conflict, the English version shall prevail.

Executed by the Parties at the place and on the date first above mentioned.


Witness                         Sichuan Guo Xun Xin Xi Chan Ye You Xian Gong Si.


_____________________________             Per:_________________ (corporate seal)

Witness                               Sichuan CathayOnline Technologies Co. Ltd.



_____________________________              Per:_________________(corporate seal)